Exhibit 99.4

PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2005
(IN THOUSANDS)

NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses		(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Three Months Ended
	March 31,		March 31,
PRODUCTS	2005	2004	2005	2004
COMMERCIAL LINES	$90,297	$73,909	$11,810	$46,624
SPECIALTY LINES	25,832	18,055	(6,299)	14,165
PERSONAL LINES	10,342	4,279	5,373	3,640

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$126,471	$96,243	$10,884	$64,429

Net Loss & Lae Reserves @ March 31, 2005		$787,307

Taxable Equivalent Yield @ March 31, 2005		4.7%

Portfolio Duration @ March 31, 2005		4.1 yrs

Book Value Per Common Share @ March 31, 2005		$30.37

Shares Repurchased During the Three Months Ended March 31, 2005		0

(1)	During February 2005, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2005 with respect to the 2003 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $64.3 million.